Exhibit 10.5

NON-COMPETE, NON-SOLICITATION
AND CONFIDENTIALITY AGREEMENT

THIS NON-COMPETE, NON-SOLICITATION AND CONFIDENTIALITY AGREEMENT (this “Agreement”) is entered into this 8th day of February, 2007, by and among Heritage Commerce Corp, a California Corporation (“Heritage”), Heritage Bank of Commerce, a California banking corporation (“HBC”) and James Mayer (“Shareholder”).

WHEREAS, concurrently with the execution of this Agreement, Heritage, HBC and Diablo Valley Bank (“Diablo”) have entered into that certain Agreement and Plan of Merger (the “Merger Agreement”) dated as of February 8, 2007 whereby on the Effective Date (as defined in the Merger Agreement) Diablo will merge with and into HBC and HBC shall survive the merger (the “Merger”).

WHEREAS, Shareholder is the President and Chief Executive Officer of Diablo and beneficially owns approximately 5.77% of the issued and outstanding shares of Diablo common stock;

WHEREAS, Shareholder acknowledges that the execution and delivery of this Agreement by Shareholder is a condition precedent to the obligations of the parties entering into the Merger Agreement and the consummation of the Merger, and Shareholder acknowledges and agrees that Heritage, HBC and Diablo would not proceed forward and consummate the transactions contemplated under the Merger Agreement unless Shareholder enters into this Agreement;

WHEREAS, Heritage, HBC and Shareholder acknowledge that the covenants and agreements of Shareholder contained in this Agreement are necessary to protect and preserve Diablo’s business for the benefit of Heritage and HBC after consummation of the transactions contemplated by the Merger Agreement;

WHEREAS, Shareholder has significant knowledge and information concerning the business of Diablo and that such business is very competitive;

WHEREAS, Shareholder will receive significant consideration for the Shareholder’s exchange of his Diablo common stock through the Merger;

WHEREAS, HBC has agreed to provide Shareholder with a three year employment agreement pursuant to which Shareholder will become an Executive Vice President of HBC on the Effective Date (as defined herein);

WHEREAS, this Agreement shall become effective at the Effective Time (as defined in the Merger Agreement) of the Merger (the “Effective Date”);

NOW, THEREFORE, in consideration of the promises and covenants contained herein and for other good and valuable consideration, the receipt, sufficiency and adequacy of which are mutually acknowledged by each party, it is agreed as follows:

1.             Definitions.  Capitalized terms used in this Agreement not otherwise defined have the meaning given such term in the Merger Agreement.  For purposes of this Agreement, the term “Business” means the business of banking (including, without limitation, the acceptance of deposits and the making of loans) as conducted by state chartered banks, nationally chartered banks or office of thrift supervision chartered institutions conducting business in the state of California (a) to be undertaken in the formation of a new banking organization or (b) engaged in by an existing banking organization with $1 billon or less of assets.

2.             Purpose.  Shareholder acknowledges and agrees that the market for the Business is very competitive within the Restrictive Territory (as defined herein), and one way that Diablo maintained its business and its competitive position in the marketplace prior to the Closing was by investing time and money in developing proprietary products, unique approaches to the business, banking systems and strong client, vendor, and employee relationships.  Shareholder further acknowledges and agrees that proprietary and other information related to such products, approaches and relationships are highly confidential, and maintaining that confidentiality is critical to Diablo’s success.  Shareholder further acknowledges and agrees that Diablo has invested substantial time and resources into developing relationships, customer lists and business models and strategies and that disruption of such relationships or misuse of such lists, models, and strategies would damage Heritage and HBC.

3.             Shareholder Covenants.

(a)           Non-Competition.  Shareholder hereby covenants and agrees that from the Effective Date until the third (3rd) anniversary of the Effective Date (“Restricted Period”), Shareholder will not without the prior written consent of Heritage, engage or participate or have any interest, directly or indirectly, in any Business anywhere in the counties of Santa Clara, Alameda, Contra Costa, Marin, San Francisco and San Mateo located in the State of California (“Restricted Territory”) (all such entities shall be referred to each as “Competitor” or collectively as “Competitors,”), with respect to the following acts:  (i) own any equity interest in any Competitor; (ii) operate, join, control, advise, become a founder or otherwise participate in any Competitor; (iii) lend credit or money for the purpose of assisting another to establish or operate any Competitor; (iv) request or advise any customer, strategic partner or vendor of Diablo that becomes a present or future customer, strategic partner or vendor of Heritage, HBC or their subsidiaries now and hereinafter existing (collectively, the “Affiliated Companies”) to withdraw, curtail or cancel its business with Heritage, HBC or the Affiliated Companies anywhere in the Restricted Territory; (v) induce or influence (or attempt to induce or influence) any person or entity who is engaged (as an employee, agent, independent contractor or otherwise) by Heritage, HBC or the Affiliated Companies to terminate his, her or its employment or engagement for the purpose of obtaining employment with a Competitor; (vi) solicit any employee of Heritage, HBC or the Affiliated Companies to leave employment and become affiliated with any Competitor; (vii) solicit any actual or “prospective customer” (as hereinafter defined), which was served by Diablo in connection with any business of Diablo, or (viii) solicit, influence or attempt to influence any customer which is or was served by Diablo to discontinue its business or service available from Heritage, HBC or the Affiliated Companies; provided, that, Shareholder may own and hold as an investment of up to 1% of any corporation within the Restricted Territory that is listed on a national stock exchange and that is engaged in a business that is competitive with Heritage, HBC or an Affiliated Company, but Shareholder may not otherwise participate (whether in management or otherwise) in such corporation.  A “prospective customer” shall mean a company, person or other entity with which Shareholder knows, or reasonably should know, that Diablo has had actual contact with or has begun formulating a targeted strategy for contact at any time during the term of this Agreement in connection with the operation of the Business.  “Engaged in business” shall include, without limitation, establishment of goodwill or business reputation, maintenance of business assets and properties, and dealings with customers, strategic partners, prospective customers, suppliers, or vendors.

(b)           Confidentiality.  Shareholder acknowledges and agrees that the Shareholder has occupied a position of trust and confidence with Diablo prior to the date hereof and has had access to and has become familiar with the following, any and all of which constitutes confidential information of Diablo (collectively “Confidential Information”) (a) any and all proprietary intellectual property or trade secrets concerning the business and affairs of Diablo, product specifications, data, know-how, formulae, compositions, processes, designs, graphs, drawings, samples, inventions and ideas, past, current and planned research and development, customer lists, current and anticipated customer requirements, price lists, market studies, business plans, computer software and programs (including object code and source code), database technologies, systems, structures, architectures, processes, improvements, devices, know-how, discoveries, concepts, methods, information of Diablo and any other information, however documented, of Diablo that is a trade secret within the meaning of any applicable law; (b) any and all proprietary non-public information concerning the business and affairs of Diablo (which includes any historical financial statements, financial projections, and budgets, historical and projected sales, capital spending budgets and plans, the names and backgrounds of key personnel, contractors, agents, suppliers, personnel training, techniques and materials, manufacturing methods, designs and techniques, purchasing methods and techniques, however documented; and (c) any and all notes, analyses, compilations, studies, summaries and other material prepared by or for Diablo containing or based, in whole or part, upon any information included in the foregoing.

Shareholder acknowledges and agrees that the protection of the Confidential Information is necessary to protect and preserve the value of Diablo’s business and proprietary properties being acquired by Heritage and HBC.  Therefore, Shareholder hereby agrees not to, at any time, disclose to any unauthorized Persons or use for his or its own account or for the benefit of any third party any Confidential Information, whether or not such information is embodied in writing or other physical form or is retained in the memory of Shareholder, without Heritage’s written consent, unless and to the extent that the Confidential Information is or becomes generally known to and available for use by the public other than as a result of Shareholder’s fault or the fault of any other Person bound by a duty of confidentiality to Heritage, HBC or the Affiliated Companies. Shareholder agrees to deliver to Heritage at the Effective Date, and at any other time Heritage may request, all documents, memoranda, notes, plans, records, reports and other documentation, models, components, devices or computer software, whether embodied in a disk or in other form (and all copies of all of the foregoing), that contain Confidential Information and any other Confidential Information that Shareholder may then possess or have under Shareholder’s control.

(c)           Breach.  Shareholder, Heritage and HBC each recognize and acknowledge that the Confidential Information and other knowledge Shareholder has about Diablo and has and will obtain from Heritage, HBC or the Affiliated Companies is special and unique, and any violation of the covenants contained in this Agreement is likely to cause irreparable damage to Heritage, HBC or the Affiliated Companies.  Therefore, the parties agree that, upon any breach of any covenant contained in this Section 3 by Shareholder, Heritage and HBC shall be entitled to an appropriate injunction for a violation of such covenant, threatened or actual, of such covenant, in addition to all other relief available under applicable law.  If a court or arbitrator has determined that Shareholder has committed a breach by Shareholder of any covenant set forth in Section 3 of this Agreement, the Restricted Period will be extended by the period of the duration of such breach.

(d)           Acknowledgment.  Shareholder acknowledges and agrees that the restrictions set forth in this Section 3 are reasonable in scope and essential to the preservation of Diablo’s business and proprietary properties and that enforcement of these restrictions will not cause Shareholder any hardship, and because of Shareholder’s background and experience, will not in any manner preclude Shareholder from becoming gainfully employed in such a manner and to such an extent as will provide a standard of living for Shareholder and the members of Shareholder’s family of at least the sort and fashion to which they have become accustomed.  Each of Heritage, HBC and Shareholder acknowledges and agrees that the covenants and agreements contained in this Section 3 have been negotiated in good faith by each of them.  Each of Heritage, HBC and Shareholder further acknowledges that (i) the goodwill associated with the existing vendors, customers, assets and employees of Diablo prior to the transactions contemplated herein is an integral component of the value of Diablo to Heritage and HBC and is reflected in the consideration to be received by Diablo shareholders, including the Shareholder pursuant to this Agreement, and (ii) the covenants and agreements contained in this Section 3 are necessary to preserve the value of Diablo’s business and proprietary properties for Heritage and HBC following the transaction.  Each of Heritage, HBC and Shareholder acknowledges that the limitations of time, geography and scope of activity agreed to in Section 3 are reasonable because, among other things:  (A) Heritage, HBC and Diablo are engaged in a highly competitive industry and have their operations in the Restricted Territory, (B) Shareholder had unique access to, and will continue to have access to, Confidential Information, including trade secrets, and know-how of Diablo and its business and proprietary properties, (C) Shareholder is receiving significant consideration in connection with the transactions contemplated by the Merger Agreement and this Agreement, and (D) this Agreement provides no more protection than is necessary to protect Heritage’s and HBC’s interest in the goodwill of Diablo and its business and proprietary properties, Confidential Information and Diablo, Heritage and HBC trade secrets.

(e)           No Disparagement.  Shareholder will not, directly or indirectly, disparage Heritage and HBC, the business formerly conducted by Diablo, the business conducted by Heritage and HBC or any shareholder, director, officer, employee or agent of Heritage or HBC;

(f)            Future Employer.  Shareholder will, during the Restrictive Period, within ten days after accepting any employment, consulting engagement, engagement as an independent contractor, partnership or other association that might reasonably involve the Business, advise Heritage of the identity of the new employer, client, partner or other Person with whom Shareholder has become associated.  Following receipt of such notice, if Heritage in its reasonable judgment determines that Shareholder’s proposed association involves a Person engaged in the Business, Heritage may serve notice upon each such Person that such Shareholder is bound by this Agreement and furnish each such Person with a copy of this Agreement or relevant portions thereof.

(g)           Separate Agreement.  The covenants of Shareholder contained in this Section 3 shall each be construed independently of any other provision in this Agreement, and the existence of any claim or cause of action of Shareholder against Heritage or HBC whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by Heritage or HBC of such covenants.

(h)           Survival of Covenants.  The covenants contained in this Section 3 shall survive the termination of this Agreement by either party hereto in accordance with the provisions of this Section 3.

4.             Conflict.  Shareholder represents and warrants to Heritage and HBC that Shareholder has not executed any written agreement with any other person or entity that would prohibit Shareholder from entering into this Agreement.  Further, Shareholder represents and warrants to Heritage and HBC that the execution of this Agreement by Shareholder will not conflict with any obligations or duties which Shareholder may have to prior employers or pursuant to any other agreement.

5.             Non-Disclosure of Agreement.  Shareholder shall not disclose the terms and provisions of this Agreement or any other document executed in connection herewith except to Shareholder’s lawyers, accountants, tax advisors and spouse or by law to any Person; provided that Shareholder may disclose the non-competition and confidentiality covenants contained in Section 3 of this Agreement to a prospective employer or business partner with the prior written consent of Heritage.

6.             Successors and Assigns.  This Agreement will be binding upon Heritage and HBC and Shareholder and will inure to the benefit of Heritage and HBC and its affiliates, successors and assigns.

7.             Waiver.  The rights and remedies of the parties to this Agreement are cumulative and not alternative. Neither the failure nor any delay by any party in exercising any right, power or privilege under this Agreement will operate as a waiver of such right, power or privilege, and no single or partial exercise of any such right, power or privilege will preclude any other or further exercise of such right, power or privilege or the exercise of any other right, power or privilege. To the maximum extent permitted by applicable law, (a) no claim or right arising out of this Agreement can be discharged, in whole or in part, by a waiver or renunciation of the claim or right except in writing; (b) no waiver that may be given by a party will be applicable except in the specific instance for which it is given; and (c) no notice to or demand on one party will be deemed to be a waiver of any obligation of such party, or of the right of the party giving such notice or demand to require the other party, to take further action without notice or demand as provided in this Agreement.

8.             Governing Law.  This Agreement will be governed by the laws applied by courts of California to contracts entered into within that state by parties residing within that state and having no connection to any other state.

9.             Jurisdiction; Service of Process.  Any proceeding arising out of or relating to this Agreement may be brought in the courts of the State of California, or, if it has or can acquire jurisdiction, in the United States District Court for the Northern District of California, and each of the parties irrevocably submits to the exclusive jurisdiction of each such court in any such proceeding, waives any objection it may now or hereafter have to venue or to convenience of forum, agrees that all claims in respect of the proceeding shall be heard and determined only in any such court and agrees not to bring any proceeding arising out of or relating to this Agreement in any other court.  The parties agree that either or both of them may file a copy of this paragraph with any court as written evidence of the knowing, voluntary and bargained agreement between the parties irrevocably to waive any objections to venue or to convenience of forum.  Process in any proceeding referred to in the first sentence of this section may be served on any party as required under California law.

10.           Severability.  Whenever possible, each provision and term of this Agreement will be interpreted in a manner to be effective and valid, but if any provision or term of this Agreement is held to be prohibited or invalid, then such provision or term will be ineffective only to the extent of such prohibition or invalidity, without invalidating or affecting in any manner whatsoever the remainder of such provision or term or the remaining provisions or terms of this Agreement. If any of the covenants set forth in Section 3 of this Agreement are held to be unreasonable, arbitrary or against public policy, such covenants will be considered divisible with respect to scope, time and geographic area, and in such lesser scope, time and geographic area, will be effective, binding and enforceable against Shareholder to the fullest extent under California law.

11.           Execution of Agreement.  This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement.  The exchange of copies of this Agreement and of signature pages by facsimile transmission shall constitute effective execution and delivery of this Agreement as to the parties and may be used in lieu of the original Agreement for all purposes.  Signatures of the parties transmitted by facsimile shall be deemed to be their original signatures for all purposes.

12.           Section Headings, Construction.  The headings of sections in this Agreement are provided for convenience only and will not affect its construction or interpretation. All references to “Section” or “Sections” refer to the corresponding Section or Sections of this Agreement unless otherwise specified. All words used in this Agreement will be construed to be of such gender or number as the circumstances require. Unless otherwise expressly provided, the word “Including” does not limit the preceding words or terms.

13.           Notices.  All notices, consents, waivers and other communications under this Agreement must be in writing and will be deemed to have been duly given when (a) delivered by hand (with written confirmation of receipt); (b) sent by facsimile (with written confirmation of receipt); or (c) when received by the addressee, if sent by a nationally recognized overnight delivery service (receipt requested), in each case to the appropriate addresses and facsimile numbers set forth below (or to such other addresses and facsimile numbers as a party may designate by notice to the other parties):

Shareholder:                                                                             James Mayer
2596 Danville Blvd.
Alamo, CA 94501

with a copy to:                                                                 Dylan W. Wiseman
Littler Mendelson
2520 Venture Oaks Way, Suite 390
Sacramento, CA
Facsimile:  (916) 561-0828

Heritage and HBC:               Heritage Commerce Corp
150 Almaden Blvd.
San Jose, California  95113
Attn:  Walter T. Kaczmek
Facsimile: (408) 534-4940

With copy to:                                                                      Buchalter Nemer
1000 Wilshire Boulevard
Suite 1500
Los Angeles, CA  90017-2457
Attn:  Mark A. Bonenfant, Esq.
Facsimile:  (213) 896-0400

14.           Recitals.  The recitals are incorporated herein and made a part of this Agreement.

15.           Entire Agreement.  This Agreement constitutes the entire agreement between the parties with respect to the subject matter of this Agreement and supersedes all prior written and oral agreements and understandings between the parties with respect to the subject matter of this Agreement.  This Agreement may not be amended except by a written agreement executed by the party to be charged with the amendment.

[signature page follows]

IN WITNESS WHEREOF, the parties hereto have executed this Non-Compete, Non-Solicitation and Confidentiality Agreement on the date first set forth above.

HERITAGE COMMERCE CORP

By:	/s/ Walter T. Kaczmarek
Walter T. Kaczmarek
Chief Executive Officer

HERITAGE BANK OF COMMERCE

By:	/s/.Walter T. Kaczmarek
Walter T. Kaczmarek
President

SHAREHOLDER

/s/ James Mayer
James Mayer